Exhibit 10.30

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on December 14, 2006 (the "Effective Date"), by and between Houston-Stafford Electrical Contractors, LP (the "Company") or such successor entities, a Texas Limited Partnership and a wholly owned subsidiary of Integrated Electrical Services, Inc. ("IES") and Richard A. Nix (the "Executive").

        WHEREAS, the Company desires to employ Executive as President of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein;

        WHEREAS, Executive desires to be employed by the Company in such position and for such period pursuant to the terms and conditions contained herein;

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:

        1.     At-Will Employment.

        Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive's termination of employment. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term".

        2.     Position.

        During the Employment Term, Executive shall serve as the Company's President. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board").

        During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided further, that in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section V herein.

        3.     Compensation.

        (a)   Base Salary.    During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $350,000.00, payable in accordance with the Company's payroll practices (the "Base Salary"). Executive shall be entitled to such increases in Base Salary, if any, as may be determined from time to time in the sole discretion of the Company.

        (b)   Bonus.    Executive shall continue eligibility to participate in the Presidents Leadership Incentive ("PLT") Plan in accordance with the terms and conditions set forth in the plan document except as provided in 3(b)(i), 3(b)(ii), and 3(b)(iii) below:

          (i)    During fiscal 2007, the Executive shall be guaranteed a quarterly cash bonus ("Guarantee") of $87,500 payable on January 15, 2007, April 15, 2007, July 15, 2007 and October 15, 2007 provided the Executive is actively employed on the date of the payment.

          (ii)   During fiscal 2008, the Executive shall be guaranteed a semi-annual cash bonus ("Guarantee") of $87,500 payable in two equal installments on April 15, 2008 and October 15, 2008 provided the Executive is actively employed on the date of the payment.

          (iii)  During fiscal years 2007 and 2008 the Executive shall be eligible to earn an annual incentive in accordance with the PLT Plan or such successor plan as shall be formulated and approved by the Board of Directors. Payments under 3(b)(i) and 3(b)(ii) shall be credited against any PLT incentive payable to the Executive under the Plan, but not below $0. Any incentive amount payable to the Executive in excess of the "Guarantee" shall be paid to the Executive at the end of the fiscal year in accordance with bonus payments made to participants pursuant to the PLT plan. Each fiscal year shall be treated separately and payments received for a particular fiscal year shall not be deducted from the amounts earned in the following fiscal year.

        (c)   Business Expenses.    During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

        4.     Non-Competition Agreement.

        (a)   Executive recognizes that the Company's and IES' willingness to enter into this Agreement, pay amounts set forth in Section 3 above, and provide confidential business information is based in material part on Executive's agreement to the provisions of this paragraph 4 and that Executive's breach of the provisions of this paragraph 4 will materially damage the IES Companies. Subject to the further provisions of this Agreement, Executive will not, during the term of his employment with any IES Company, and for a period of twelve (12) months immediately following the termination of such for any reason whatsoever, except as may be set forth herein, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

          (i)    engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting or communications business in direct competition with the Company within 100 miles of where the Company conducts business, including any territory serviced by the Company during the term of Executive's employment (the "Territory");

          (ii)   hire, employ (or offer to hire or employ) any IES Company employee for the purpose or with the intent of enticing such employee away from or out of the employ of the IES Company;

          (iii)  call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of an IES national account or the Company within the Territory for the purpose of soliciting or selling electrical or communications contracting products or services;

          (iv)  call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by an IES Company or for which an IES Company made an acquisition analysis, for the purpose of acquiring such entity; or

          (v)   disclose customers, whether in existence or proposed, of an IES Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the IES Company has in the past disclosed such information to the public for valid business reasons.

        Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on an over-the-counter or similar market, unless the Board of Directors of the Company consents to such acquisition.

        (b)   Because of the difficulty of measuring economic losses to the Company or any IES company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the IES Companies for which they would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company or IES, in the event of breach by Executive, by injunctions and restraining orders. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

        (c)   It is agreed by the parties that the foregoing covenants in this paragraph 4 impose a reasonable restraint on Executive in light of the activities and business of the IES Companies on the date of the execution of this Agreement and the current plans of the IES Companies; but it is also the intent of the Company and IES and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the IES Companies throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term of this Agreement, the Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

        (d)   It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the electrical contracting activities of the IES Companies or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 4, and in any event such new business, activities or location are not in violation of this paragraph 4 or of Executive's obligations under this paragraph 4, if any, Executive shall not be chargeable with a violation of this paragraph 4 if the IES Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

        (e)   The covenants in this paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

        (f)    The Company and IES and Executive hereby agree that this covenant is a material and substantial part of this transaction.

        5.     Return of Company Property.    All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, IES or any IES Companies or their representatives, vendors or customers which pertain to the business of the Company or IES or any IES Companies shall be and remain the property of the Company or IES or the IES Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or IES or the IES Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

        6.     Inventions.    Executive shall disclose promptly to the Company (or to IES or his then-current IES Company employer if it is other than the Company) any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of the IES Companies and which Executive conceives as a result of his employment by the IES Companies. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the employing IES Company, Executive shall execute any and all applications, assignments or other instruments that such IES Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the IES Company's interest therein.

        7.     Trade Secrets.    Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the Company's, IES' or IES Companies' relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, IES or IES Companies, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

        8.     Confidentiality.

        (a)   Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company or IES is confidential and a valuable, special and unique asset of the Company and IES that gives a competitive advantage over their actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the IES Companies a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of the IES Companies' Confidential Information would irreparably injure the IES Companies.

        (b)   Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the IES Companies, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the IES Companies who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the IES Companies' premises, without the prior written consent of the President of the employing IES Company, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

        (c)   Upon the termination of Executive's employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the IES in writing that all such materials have been returned.

        (d)   As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company or IES (whether or not owned or developed by the IES Company and whether or not developed by Executive) that is not generally known to persons in the electrical contracting business. Confidential information includes, but is not limited to, the following: all trade secrets of the IES Companies; all information that the IES Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the IES Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all IES Companies business records and plans; all IES Companies personnel files; all financial information of or concerning the IES Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the IES Companies; all computer hardware or software manual; all training or instruction manuals; and all data and all computer system passwords and user codes.

        9.     Release.    Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Agreement unless Executive has executed (and not revoked) a general release of all claims Executive may have against the Company or IES in the then current form of such release acceptable to the Company.

        10.   Termination Payment.    In the event the Company terminates Executive without cause or the Executive voluntarily terminates his employment during the term of this Agreement, the Company, in its sole election, may pay Executive twelve (12) months of his then-current base salary within thirty (30) days of the date of such termination in return for Executive's continuing to be bound by the terms of paragraph 4 of this Agreement for a period of twelve (12) months from the date of termination. In the event the Company does not exercise the option to make the above-described payment to Executive, the terms of paragraph 4 of this Agreement shall terminate effective with the termination of employment of Executive.

        In the event Executive is terminated by the Company for cause, no payment shall be due and the terms of paragraph 4 of this Agreement shall continue for a period of twelve (12) months from the date of termination.

        For purposes of this Agreement, "Cause" shall mean (i) Executive's willful, material and irreparable breach of his terms of employment as provided herein (which remains uncured ten (10) business days after delivery of written notice specifically identifies such breach); (ii) Executive's gross negligence in the performance or intentional nonperformance (in either case continuing for ten (10) business days after receipt of written notice of need to cure and sets forth such duty and responsibility) of any of Executive's material duties and responsibilities to the Company; (iii) Executive's dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); (iv) Executive's conviction of a felony or crime involving moral turpitude; (v) Executive's confirmed drug or alcohol abuse that materially affects Executive's service or results in a material violation of the Company's drug or alcohol abuse policy; or (vi) Executive's material violation of the Company's personnel or similar policy, such policy having been made available to Executive by the Company which materially and adversely affects the Company and which remains uncured or continues ten (10) business days after delivery of written notice) and such notice specifically sets forth said violation.

        11.   Complete Agreement.    The Employment Agreement dated effective as of December 14, 2006 is the entire Agreement. Executive has no oral representations, understandings or agreements with the Company, IES or any of their officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company, IES and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, IES and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

        12.   Notice.    Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Houston-Stafford Electrical Contractors, LP Attn: Regional Operating Office 10203 Mula Circle Stafford, TX 77477
with a copy to:	Law Department, Attn: General Counsel Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500 Houston, Texas 77027
To Executive:	Richard A. Nix 9507 Steepbank Passage Missouri City, TX 77459

        Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 12.

        13.   Severability; Headings.    If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

        14.   Governing Law.    This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

        15.   Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

EXECUTIVE
By:	/s/ Richard A. Nix
Name:	Richard A. Nix
Title:	President
Houston-Stafford Electrical Contractors, LP By its General Partner, Houston-Stafford Management, LLC
By:	/s/ Curt L. Warnock
Name:	Curt L. Warnock
Title:	Secretary
INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Robert B. Callahan
Name:	Robert B. Callahan
Title:	Sr. Vice President, Human Resources